Exhibit 99.1
FB Financial Corporation Announces $175 Million Common Stock Repurchase Authorization
NASHVILLE, Tenn. – (April 27, 2026) — FB Financial Corporation (“the Company”) (NYSE: FBK), the parent company of FirstBank, announced today that its board of directors authorized the repurchase of up to $175 million of the Company’s outstanding common stock. The repurchase authorization will be in place until June 30, 2027, and replaces the Company’s previous authorization, which was to expire on January 31, 2027.

“The board’s approval of this repurchase authorization reflects the Company’s strong financial position and disciplined approach to capital management,” said Christopher T. Holmes, President and Chief Executive Officer. “This approach allows us to evaluate capital deployment opportunities while remaining focused on long-term shareholder value.”

The timing and amount of any repurchases will be based on management’s consideration of various factors including market conditions, securities laws restrictions, the price of the Company’s stock, regulatory requirements, alternative uses of capital, and the Company’s financial performance. Repurchases may be executed through the open market or in privately negotiated transactions, including under Rule 10b5-1 plans.

ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank in Tennessee, Kentucky, Alabama, and Georgia. FB Financial Corporation operates 90 full-service branches across its footprint and has approximately $16.5 billion in total assets.

MEDIA CONTACT:
Keith Hancock
404-310-2368
keith.hancock@firstbankonline.com
www.firstbankonline.com

FINANCIAL CONTACT:
Michael M. Mettee
615-435-0952
mmettee@firstbankonline.com
investorrelations@firstbankonline.com

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